Exhibit 15 (b)

November 10, 2000

Southwestern Public Service Company:

    We are aware that Southwestern Public Service Company has incorporated by reference in its Registration Statement (Form S-3, File No. 333-05199) pertaining to Southwestern Public Service Company's Preferred Stock and Debt Securities, its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated August 4, 2000, covering the unaudited condensed financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

                      Very truly yours,

                      ARTHUR ANDERSEN LLP